                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       PRICE COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        PRICE COMMUNICATIONS CORPORATION
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              --------------------

To the shareholders of PRICE COMMUNICATIONS CORPORATION

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Price Communications Corporation (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on Thursday, August 13, 1998 at 10:00 a.m. Eastern Daylight Savings Time for the following purposes:

                  1. To elect three directors (Proposal 1);

                  2. To approve amendments to the Company's 1992 Long Term Incentive Plan to, among other things, increase the number of shares that may be issued thereunder by 500,000 shares (the equivalent of 976,562 shares after giving effect to stock splits occurring after the approval of such increase by the Company's Board of Directors in December 1997), in order to enable the Company to continue to offer long-term stock incentive to its key employees (Proposal 2);

                  3. To amend pursuant to a recent modification to the New York Business Corporation Law the Company's Certificate of Incorporation to divide the Board of Directors into three classes having staggered three-year terms as was the case during the period prior to 1996 (Proposal 3); and

                  4. To transact such other business as may properly be brought before the meeting.

                  The Board of Directors has fixed the close of business on July 9, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                     By order of the Board of Directors

                                     Kim I. Pressman,
                                     Executive Vice President, Chief Financial
                                       Officer and Secretary

July 15, 1998

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

PROXY STATEMENT.................................................1

ELECTION OF DIRECTORS...........................................2

PRINCIPAL SHAREHOLDERS
         AND
         SECURITY OWNERSHIP OF MANAGEMENT.......................2

DIRECTORS AND EXECUTIVE OFFICERS................................3

EXECUTIVE COMPENSATION..........................................5

RELATED PARTY TRANSACTIONS.....................................11

PROPOSED AMENDMENTS TO THE

         COMPANY'S 1992 LONG-TERM INCENTIVE PLAN...............12

PROPOSED RETURN TO A CLASSIFIED BOARD OF DIRECTORS.............16

SHAREHOLDERS' PROPOSALS........................................18

GENERAL  ......................................................18

                        PRICE COMMUNICATIONS CORPORATION
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                               ------------------

                                 PROXY STATEMENT

                               ------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Price Communications Corporation (the "Company") to be voted at the Annual Meeting of shareholders of the Company (the "Meeting"), which will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on Thursday, August 13, 1998 at 10:00 a.m., Eastern Daylight Savings Time. If not otherwise specified, all proxies received pursuant to this solicitation will be voted in the election of directors FOR the persons named herein, FOR the amendments to the Company's Long Term Incentive Plan, and FOR the proposed amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") described herein.

         Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the Meeting and voting in person.

         The Board of Directors does not know of any matters other than those specified in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that any nominee is unable to serve as a director at the date of the Meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

         As of July 9, 1998, the record date for the Meeting, there were outstanding and entitled to vote at the Meeting ______ shares of the Company's Common Stock, with each share being entitled to one vote, and 728,133 shares of Series A Preferred Stock, with each share being entitled to 1.953125 votes (such Series A Preferred Stock, the "Preferred Stock"). Only shareholders of record at the close of business on July 9, 1998 will be entitled to vote at the Meeting, and this Proxy Statement and the accompanying proxy are being sent to such shareholders on or about July 15, 1998.

         Under New York Law and the Company's Certificate of Incorporation and By-laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon. A majority of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. If a quorum is present, the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon is required to approve the amendments to the Company's Long Term Incentive Plan described herein. The amendments of the Company's Certificate of Incorporation described herein require the affirmative vote of a majority of the voting power of the Company's outstanding shares. Abstentions and broker non-votes will be counted only for purposes of determining a quorum; consequently, an abstention or broker non-vote with respect to a proposed amendment to the Certificate of Incorporation will have the same effect as a vote against it.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN THE ELECTION OF DIRECTORS FOR THE PERSONS NAMED HEREIN, FOR THE AMENDMENTS TO THE COMPANY'S LONG TERM INCENTIVE PLAN, AND FOR THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION. OFFICERS AND DIRECTORS HOLDING

SHARES OF COMMON AND PREFERRED STOCK OF THE COMPANY WITH _____% OF THE VOTING POWER OF ALL OUTSTANDING SHARES HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF SUCH DIRECTORS AND PROPOSALS.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         Three directors are to be elected at the Meeting. All nominees have consented to be named and to serve if elected. All of the nominees are currently directors of the Company.

         As set forth below (see Proposal 3), the Board of Directors is proposing to stagger the terms of directors of the Company by dividing the Board into three separate classes. In such event, the Board of Directors intends to place one director, Mr. Cadgene, in the class whose term of office will expire in 1999, one director, Mr. Price, in the class whose term of office will expire in 2000 and one director, Mr. Ellsworth, in the class whose term of office will expire in 2001. If Proposal 3 is not approved, the three directors to be elected at the Meeting will hold office until the next annual meeting and until their successors have been elected and qualified.

         The Company's Certificate of Incorporation currently provides for a Board of Directors consisting of from five to ten members with the actual number being set from time to time by resolution of the Board. Proposal 3 would amend the Certificate of Incorporation to reduce the minimum number of directors to three (the current number of directors) while retaining the current maximum number of ten directors. Regardless of whether Proposal 3 is approved, proxies solicited hereunder may not be voted for more than three directors.

                             PRINCIPAL SHAREHOLDERS
                                       AND
                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock as of April 30, 1998 by (i) each person or group known to the Company who beneficially owns more than five percent of the Company's Common Stock and (ii) all directors and executive officers of the Company and the named executive officers of Price Communications Wireless, Inc.
("PCW") as a group:

------------------------------------------------------------------------------------------------
           NAME OF                                             NUMBER OF         PERCENTAGE OF
      BENEFICIAL OWNER          CLASS OF STOCK                  SHARES(1)           CLASS
------------------------------------------------------------------------------------------------
Robert Price.................   Common Stock                    [       ]         [      ]%
                                Series A Preferred Stock (2)     728,133               100%
------------------------------------------------------------------------------------------------
George H. Cadgene............   Common Stock                       4,312                   (3)
------------------------------------------------------------------------------------------------
Robert F. Ellsworth..........   Common Stock                       2,048                   (3)
------------------------------------------------------------------------------------------------
Kim I. Pressman..............   Common Stock                          20(4)                (3)
------------------------------------------------------------------------------------------------
William J. Ryan.............    --                                    --               --
------------------------------------------------------------------------------------------------
M. Wayne Wisehart...........    --                                    --               --
------------------------------------------------------------------------------------------------

All directors and execu-
tive officers and named
executive officers of
PCW as a group (6
persons)..................... Common Stock                  [       ]    [   ]%
                              Series A Preferred Stock       728,133      100%

(1) Under the applicable rules of the Securities and Exchange Commission (the "SEC"), each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Information as to number of shares of the Company's Common Stock and voting power of Preferred Stock gives effect to five-for-four stock splits of the Company's Common Stock, in the form of stock dividends payable on December 23, 1997, April 1, 1998 and April 30, 1998.
(2) Each share of Series A Preferred Stock votes with the Common Stock on the basis of 1.953125 votes for each vote cast by a share of the Common Stock.
(3)      Less than 1%.
(4)      Held in self-directed IRA account.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the directors and executive officers of the Company and certain executive officers of PCW:

                    NAME                      AGE              OFFICE
Robert Price.................................  65   Director, President, Chief Executive Officer and
                                                    Treasurer
Kim I. Pressman..............................  41   Executive Vice President, Chief Financial Officer,
                                                    Secretary and Assistant Treasurer
George H. Cadgene............................  79   Director
Robert F. Ellsworth..........................  71   Director
William J. Ryan..............................  66   Chairman of the Board of PCW
M. Wayne Wisehart............................  52   President and Chief Executive Officer of PCW

         The following is a biographical summary of the experience of the executive officers and directors of the Company, and the executive officers of PCW named above (each of whom served as an executive officer and director of Palmer Wireless, Inc. (Palmer Wireless, Inc. and its predecessors, "Palmer") prior to its acquisition by PCW).

         Robert Price has served concurrently as a Director and the Chief Executive Officer and President of the Company since 1979, has served as Treasurer of the Company since 1990, and has been a Director of Price Communications Wireless Holdings, Inc. ("Holdings") and PCW since 1997. Mr. Price was a Director of PriCellular Corporation ("PriCellular") from 1990 until it was acquired by American Cellular Corporation in June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. In the early sixties, Mr. Price served as President and Director of Atlantic States Industries, a corporation owning weekly newspapers and four radio stations. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price serves as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price is also a Director and president of TLM Corporation.

         Kim I. Pressman, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Ms. Pressman was elected Chief Financial Officer in May 1998. Before assuming her other present offices as Executive Vice President and Secretary in October 1994 (in which she served until August 1997 and again from February 1998 to the present), Ms. Pressman was Vice President and Treasurer of the Company from November 1987 to December 1989, and Senior Vice President of the Company from January 1990 to September 1994. She was also Secretary of the Company from July 1989 to February 1990. Ms. Pressman was Vice President--Broadcasting and Vice President, Controller, and Assistant Treasurer of the Company from 1984 to October 1987. Prior to joining the Company in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Mr. Pressman is a Director, Vice President, Treasurer and Secretary of TLM Corporation. She served as a Director, Vice President and Secretary of PriCellular from ________ until June 1998.

         George H. Cadgene, an engineer by training, is a private investor and has been a director of the Company since 1981. His former occupational affiliations include Givaudan Corporation, Trubek Laboratories and International Flavors and Fragrances, where he served as Vice President for Aroma Chemical Sales. Mr. Cadgene has served as a Director of Highland Capital Corporation and Intarome, Inc. He has also served as President of the Essential Oil Association from 1967 to 1968 and as President of the Drug, Chemical and Allied Trade Association from 1969 to 1971.

         Robert F. Ellsworth has been a director of the Company since 1981. He is President of Robert Ellsworth & Co., Inc., Washington, D.C., a private investment firm, and Managing Director of The Hamilton Group, LLC, a private venture group. From 1974 to 1977 he served as an Assistant Secretary and then Deputy Secretary of Defense. He was a General Partner of Lazard Freres & Co. from 1971 to 1974, and served in the United States House of Representatives from 1961 to 1967. His professional affiliations include the International Institute for Strategic Studies, London; Atlantic Council of the United States, Washington, D.C.; The Council on Foreign Relations, New York; and the American Council on Germany, New York.

         William J. Ryan, Chairman of the Board of PCW since April 1, 1998, served as Chief Executive Officer and President of Palmer from 1984 until its acquisition by PCW on October 6, 1997, and served in such capacities with PCW until April 1, 1998. Mr. Ryan was Chief Operating Officer and President of Palmer from 1982 to 1984. Mr. Ryan has over 40 years of communications and telecommunications experience. He joined Palmer in 1970 following that company's acquisition of certain radio and cable properties which Mr. Ryan had partially owned and operated since 1955. In his capacity as Chief Executive Officer, Mr. Ryan successfully led Palmer through 18 acquisitions of cellular telephone systems. Mr. Ryan is a director of the Cellular Telecommunications Industry Association, the founding chairman of Cable Television Advertising Bureau, Inc. and a former president of the Florida Cable Association, the Florida Broadcasters Association and the Southern Cable Association.

         M. Wayne Wisehart, President and Chief Executive Officer of PCW since April 1, 1998, served as Chief Financial Officer of Palmer from 1982 until its acquisition by PCW on October 6, 1997, and served in such capacity with PCW until April 1, 1998. He was promoted to Treasurer of Palmer in 1983 and to Vice President in 1987. Mr. Wisehart has over 15 years of communications and telecommunications experience. In his capacity as Chief Financial Officer of Palmer, he was instrumental in the financial management and direction of the Company. Prior to joining Palmer, Mr. Wisehart served as Treasurer of the Des Moines Register & Tribune Company of Des Moines, Iowa, for approximately five years. He began his career in 1972 with Peat, Marwick, Mitchell & Co. in St. Louis, Missouri, where he became a Certified Public Accountant. Mr. Wisehart then served as a tax specialist for three years with General Dynamics Corporation in St. Louis, Missouri.

         The Board of Directors of the Company met 12 times during the year ended December 31, 1997. Each member of the Board attended in excess of 75% of the meetings of the Board and the committees of the Board of which he is a member held during the year while he was a member thereof.

         Directors are compensated for their reasonable travel and related expenses in attending in-person Board of Directors or committee meetings, and directors who are not officers or employees of the Company receive fees of $25,000 per annum, and also received a bonus of $15,000 for services during 1997 due to the significant demands made on such directors during the year.

         The Board of Directors has established an Audit and Finance Committee, a Stock Option and Compensation Committee, and a Nominating Committee. The Audit and Finance Committee consists of Messrs. Cadgene and Ellsworth. Its functions include (i) making recommendations to the Board of Directors as to the independent accountants to be appointed by the Board, (ii) reviewing with the independent accountants the scope of their examination, (iii) receiving the reports of the independent accountants and meeting with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) reviewing, either directly or through the independent accountants, the internal accounting and auditing procedures of the Company and (v) studying various issues relating to the capital structure of the Company. The Audit and Finance Committee did not meet during 1997, but various relevant matters were discussed by the Board of Directors with the members of the Audit and Finance Committee present.

         The Stock Option and Compensation Committee consists of Messrs. Cadgene and Ellsworth. Its functions include reviewing and approving arrangements relating to the compensation of executive officers of the Company and administering the Company's 1992 Long Term Incentive Plan. The Stock Option and Compensation Committee held six meetings in 1997.

         The Nominating Committee consists of Messrs. Cadgene and Ellsworth. The Nominating Committee nominates candidates for election to the Company's Board of Directors and met once in 1997. The Nominating Committee will consider nominations by shareholders made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, such a notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days or more than 90 days prior to the meeting at which directors are to be elected; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the security-holder to be timely must be so received not later than the close of business on the earlier of (i) the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made or (ii) the last business day prior to the meeting date. To be in proper written form, a shareholder's notice to the Secretary must set forth in writing (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in connection with the solicitation or proxies for election of directors, or is otherwise required, in each case pursuant to Regulations 14A under the Securities Exchange Act of 1934 or any successor regulation or law, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (ii) as to the shareholder or shareholders giving notice, (x) the name and address, as they appear on the Company's books, of such shareholder or shareholders and (y) the class and number of shares of the Company which are beneficially owned by such shareholder or shareholders. Nominations by shareholders not made in accordance with the foregoing procedures shall be disregarded.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the compensation paid to the executive officers of the Company for the three years ended December 31, 1997 and compensation paid to the named executive officers of PCW for the period from and after its acquisition of Palmer on October 6, 1997 until December 31, 1997.


-------------------------------------------------------------------------------------------------------
                                              ANNUAL                LONG-TERM
                                           COMPENSATION           COMPENSATION
-------------------------------------------------------------------------------------------------------
                                                                   SECURITIES        ALL OTHER
          NAME AND                                                 UNDERLYING       COMPENSATION
     PRINCIPAL POSITION       YEAR    SALARY ($)   BONUS ($)       OPTIONS (3)           ($)
-------------------------------------------------------------------------------------------------------
Robert Price,                 1997     $375,000    $500,000 (1)        97,656
 President, Chief             1996     $349,900    $564,300                 0
   Executive Officer and      1995     $306,300    $425,000                 0
   Treasurer
-------------------------------------------------------------------------------------------------------
Kim I. Pressman,              1997     $ 90,900    $      0            97,656        $155,000  (4)
 Executive Vice President,    1996     $125,000    $150,000            42,969              --
   Chief Financial Officer    1995     $100,000    $107,500            93,262              --
   and Secretary
-------------------------------------------------------------------------------------------------------
William J. Ryan,              1997     $119,178    $      0           195,313
 Chairman of the Board
   PWC (2)
-------------------------------------------------------------------------------------------------------
M. Wayne Wisehart,            1997     $ 71,507    $      0           146,406
 President and Chief
   Executive Officer of
   PCW (2)
-------------------------------------------------------------------------------------------------------

-----------------------
(1)      Paid in Common Stock of the Company.
(2) Prior to their promotions to such positions effective April 1, 1998, Mr. Ryan served as President and Chief Executive Officer of PCW and Mr. Wisehart served as Executive Vice President, Treasurer and Chief Financial Officer of PCW.
(3) Gives effect to five-for-four stock splits of the Company's Common Stock, in the form of stock dividends, paid on December 23, 1997, April 1, 1998 and April 30, 1998.
(4)      Consists of amounts paid under former employment agreement.

         The Company has an employment agreement with Robert Price, the President of the Company, for a term ending October 6, 2000, subject to extension. The agreement provides for base compensation at the rate of $375,000 per annum, subject to certain cost of living increases, and such performance bonuses as may be determined by the Board of Directors in its sole discretion. Under the agreement, if the Company terminates Mr. Price's employment for Cause (as defined therein), or if Mr. Price terminates his employment at his option, Mr. Price will be entitled to a severance payment from the Company equal to one year's base salary. If the Company terminates Mr. Prices' employment without Cause, or if Mr. Price terminates his employment for Good Reason (as defined in the employment agreement), Mr. Price will be entitled to a severance payment from the Company equal to three years' base salary. Good Reason is defined to include the occurrence of a Change in Control (as defined in the agreement).

         In 1997, PCW entered into an employment agreement with Mr. Ryan (the "Ryan Agreement") for a term ending on December 31, 1999. The base salary rate per annum under the Ryan Agreement for 1997 was $500,000, plus an annual bonus based upon PCW's financial performance commencing in 1998. In connection with Mr. Ryan's desire to serve as Chairman of the Board of the Company commencing effective April 1, 1998, Mr. Ryan and PCW agreed that (i) Mr. Ryan will serve as Chairman of the Board until December 31, 1998; (ii) in lieu of the other compensation and benefits under the Ryan Agreement, Mr. Ryan received on April 1, 1988 a single lump sum payment of $875,000 and will participate in PCW's Bonus Plan for 1998; and (iii) all options for the Company's Common Stock held by Mr. Ryan have been terminated.

         In 1997, PCW entered into an employment agreement with Mr. Wisehart (the "Wisehart Agreement") for an initial term ending on December 31, 1999. The Wisehart agreement has an automatic one-year renewal on each anniversary date thereof. The base salary rate per annum under the Wisehart Agreement is $300,000, plus an annual bonus based upon PCW's financial performance commencing in 1998. The Wisehart Agreement specifies that if Mr. Wisehart is terminated by PCW other than for Cause (as defined therein), disability or death or if Mr. Wisehart terminates the agreement for Good Reason (as defined therein), PCW will pay to Mr. Wisehart the full base salary and benefits which would otherwise have been paid to Mr. Wisehart, as well as a pro-rated bonus, until two years after the date of termination (to be paid at the time such payments are due).

                        PRICE COMMUNICATIONS CORPORATION

                             STOCK PRICE PERFORMANCE

         The following graph shows the five year cumulative total return (change in the year-end stock price plus reinvested dividends) to shareholders for Price Communications Corporation compared to the Standard & Poor's 500 Index, the Standard & Poor's Broadcast Industry Index and the Standard & Poor's Cellular/Wireless Telecommunications Industry Index cumulative total return. The graph assumes investment of $100 on December 31, 1992 in the Company's Common Stock, the Standard & Poor's Broadcast Industry Index, the Standard & Poor's Cellular/Wireless Telecommunications Industry Index and the Standard & Poor's 500 Index. The companies represented in the Standard & Poor's Broadcast Industry Index and the Standard & Poor's Cellular/Wireless Telecommunications Industry Index are not necessarily similar in size to the Company and include some companies larger than the Company.

                              COMPARATIVE ANALYSIS
                          TOTAL RETURN TO SHAREHOLDERS


                           TOTAL SHAREHOLDER RETURN
                            (DIVIDENDS REINVESTED)


                                          ANNUAL RETURN PERCENTAGE
                                                YEARS ENDING

COMPANY/INDEX                   DEC93      DEC94      DEC95     DEC96     DEC97
--------------------------------------------------------------------------------
PRICE COMMUNICATIONS CORP.      75.00      65.08      53.87      7.81     24.09
CELLULAR/WRLESS TELECOM-500    101.35       0.63      -3.01    -10.58     64.60
BRDCAST(TV,RADIO,CABLE)-500     40.27      -7.15      30.91    -18.03     64.53
S&P 500 INDEX                   10.08       1.32      37.58     22.96     33.36


                                              INDEXED RETURNS
                                               YEARS ENDING

                                BASE
                               PERIOD
COMPANY/INDEX                   DEC92    DEC93   DEC94   DEC95   DEC96   DEC97
--------------------------------------------------------------------------------
PRICE COMMUNICATIONS CORP.      100      175.00  288.89  444.51  479.24  594.71
CELLULAR/WRLESS TELECOM-500     100      201.35  202.61  196.52  175.77  289.31
BRDCAST(TV,RADIO,CABLE)-500     100      140.27  130.24  170.50  139.76  229.94
S&P 500 INDEX                   100      110.08  111.53  153.45  188.68  251.63


         The Company has determined to replace the Standard & Poor's Broadcast Industry Index with the Standard & Poor's Cellular/Wireless Telecommunications Industry Index in light of the sale by the Company of all of its broadcasting properties and its acquisition in October 1997 of Palmer Wireless, Inc. Pursuant to the rules of the SEC, the graph for the current year set forth above shows the Company's stock price performance in comparison to each such Index.

         Under the rules of the SEC this graph is not deemed "soliciting material" and is not incorporated by reference in any filings with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of securities of the Company. Directors and executive officers are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to directors and executive officers were timely satisfied during the fiscal year ended December 31, 1997.

STOCK OPTIONS

         The following table reflects the number of options for shares of the Company's Common Stock subject to options granted under the Company's 1992 Long Term Incentive Plan (the "LTIP") during the year ended December 31, 1997 to executive officers of the Company and the named executive officers of PCW.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                    STOCK PRICE
                                                                                    APPRECIATED FOR
                       NUMBER OF       % OF TOTAL                                   OPTION TERM (3)
                       SECURITIES      OPTIONS                                      --------------------
                       UNDERLYING      GRANTED TO
                       OPTIONS         EMPLOYEES IN   EXERCISE        EXPIRATION
NAME                   GRANTED (1)(2)  FISCAL YEAR    PRICE (2)       DATE              5%          10%
------------------     --------------- ------------   ----------      -----------   --------      -------
Robert Price             97,656           6.3          $5.37          12/09        $ 329,800        835,779
Kim I. Pressman          97,656           6.3%          5.37          12/09          329,800        835,779
William J. Ryan (4)     195,313          12.6%          4.67          10/09          573,622      1,453,671
M. Wayne Wisehart       146,406           9.4%          4.67          10/09          429,985      1,089,667

----------------
(1) Upon the occurrence of a "change in control" of the Company, as defined in the LTIP, the Company's Stock Option and Compensation Committee may, in its discretion, provide for the purchase of any then outstanding options by the Company or a designated subsidiary for an amount of cash equal to the excess of (i) the product of the "change in control price" (as defined below) and the number of shares of the Company's Common Stock subject to the options over (ii) the aggregate exercise price of such options. The change in control price means the higher of (1) the highest price per share of the Company's Common Stock paid in any transaction related to a change in control of the Company and (ii) the "highest fair market value," as defined in the LTIP, of the Company's Common Stock at any time during the 60-day period preceding the change in control. (No material change in the foregoing "change in control" provisions will be effected by the proposed amendments to the LTIP described under Proposal 2 below.)

(2) Number of options and exercise price give effect to five-for-four stock splits, in the form of stock dividends, paid on December 23, 1997, April 1, 1998 and April 30, 1998.

(3) In order to realize these potential values, the closing price of the Company's Common Stock on October 7, 2007 would have to be $7.61 and $12.11 per share and on December 4, 2007 would have to be $8.75 and $13.93 per share, respectively.

(4) Mr. Ryan's options terminated unexercised on April 1, 1998. See "Executive Compensation".

         The following table reflects the number of stock options held by the executive officers of the Company and the named executive officers of PCW on December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                   UNDERLYING                   VALUE OF UNEXERCISED IN-
                     SHARES                        UNEXERCISED OPTIONS          THE-MONEY OPTION AT FISCAL
                     ACQUIRED                      AT FISCAL YEAR END(1)        YEAR END
                     ON                VALUE       ------------------------     ----------------------------
                     EXERCISE        REALIZED                     UNEXER-                          UNEXER-
NAME                 (1)                ($)        EXERCISABLE    CISABLE          EXERCISABLE     CISABLE
----------------     -------------   -----------   -----------    ---------     -------------    -----------
Robert Price           972,563      $3,062,500            --        97,656                       $     9,765
Kim I. Pressman         55,860         146,450        95,703        97,656         $   147,406         9,765
William J. Ryan (2)         --                            --       195,313                           154,204
M. Wayne Wisehart           --                            --       146,406                           118,589

---------------
(1) Numbers of shares gives effect to five-for-four stock splits, in the form of stock dividends, paid on December 23,1997, April 1, 1998 and April 30, 1998.

(2) Mr. Ryan's options terminated unexercised on April 1, 1998. See "Executive Compensation".

                STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON
                 EXECUTIVE COMPENSATION AND REPRICING OF OPTIONS

         Under the rules of the SEC, this report is not deemed "soliciting material" and is not incorporated by reference in any filing with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         The Stock Option and Compensation Committee of the Board of Directors is composed of two non-employee directors, Messrs. George H. Cadgene and Robert
F. Ellsworth. It is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies and the annual compensation paid to the Company's executive officers and administering the LTIP. The Committee believes that the Company's compensation arrangements should enable the Company to attract and retain highly qualified executive employees, reward individual performance and foster an identity of interest between management and the Company's shareholders. The Company has only two executive employees, Mr. Price and Ms. Pressman; Mr. Ryan is Chairman of the Board of PCW and Mr. Wisehart is President and Chief Executive Officer of PCW.

         The Company awarded Mr. Price a bonus for 1997 payable solely in Common Stock of the Company with a value of $500,000. Among the factors taken into account by the Company's Stock Option and Compensation Committee in determining to award such bonus payable in Common Stock were Mr. Price's significant role in the successful completion of the acquisition of Palmer during 1997 and in the excellent financial performance achieved by the Company during 1997. In determining to award Mr. Price a bonus payable solely in the Company's Common Stock rather than cash, such Committee considered the fact that Mr. Price had declined to accept a bonus payable in cash in an amount which such Committee deemed to be adequate to compensate Mr. Price for the excellent results achieved by the Company during such year and Mr. Price's contribution to such results, in significant part because of Mr. Price's concern about the perception to holders of the Company's debt of significant cash payments to the Company's Chief Executive Officer. Among the factors taken into account by the Board of Directors and such Committee in approving the compensation arrangements of Messrs. Ryan and Wisehart described above were that a significant portion of such compensation consisted of a bonus based on PCW's financial performance exceeding budgeted amounts.

         The Company has not developed a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of Internal Revenue Code for the reason that none of the Company's executive officers receive a level of compensation which would make it advisable for the Company to have such a policy. As a result of the amendments to the Company's LTIP proposed for consideration by the Company's shareholders at the Meeting, it is intended that certain awards under the LTIP will satisfy the requirements of Section 162(m).

                             George H. Cadgene
                             Robert F. Ellsworth

                             (members of the Stock Option and Compensation Committee)

                          RELATED PARTY TRANSACTIONS

         The Company has had a long-standing program of repurchasing shares of its Common Stock at times when it believes such shares represent a good long term investment for the Company and an appropriate use of its current cash resources. On February 10, 1997, the Company purchased 1,013,000 shares of its Common Stock (the equivalent of 1,978,515 shares after giving effect to the Company's stock splits payable in December 1997 and April 1998) from Fir Tree Partners for an aggregate purchase price of $10.6 million. From time to time, the Company engaged in discussions with Franklin Advisers, Inc. ("Franklin Funds") concerning the purchase of 2,291,953 shares (the equivalent of 4,476,470 shares after giving effect to the aforesaid stock splits) of the Company's Common Stock held by the Franklin Funds but the Company was unable to negotiate a purchase from the Franklin Funds directly. In June 1997, NatWest Capital Markets Limited ("NatWest") approached the Company with a proposal for a transaction, negotiated in June and July, 1997, in which: (i) NatWest would purchase the shares owned by the Franklin Funds directly from the Franklin Funds, (ii) NatWest would agree to act as initial purchaser in the offering of certain discount notes by Holdings and warrants to purchase shares of Common Stock of the Company (the "Cellular Holdings Offering"), the proceeds of which were to be used in part to fund the acquisition of Palmer and in part to redeem the PIK Units described below, (iii) the Company would issue to NatWest 1,129 units (the "PIK Units") of PIK Preferred Stock and warrants ("PIK Warrants") in exchange for the shares of the Company's Common Stock acquired from the Franklin Funds and $3.0 million in fees payable to NatWest in connection with the Cellular Holdings Offering and (iv) the PIK Units would be redeemed at a redemption price equal to the liquidation value of the PIK Preferred Stock plus dividends accrued at the rate of 15% per annum out of the proceeds of the Cellular Holdings Offering following the consummation of the acquisition by the Company of Palmer (which redemption occurred in October 1997). Each PIK Unit consisted of 1,000 shares of PIK Preferred Stock, each with a liquidation value of $25.00 per share, and PIK warrants to purchase 515.6 shares of the Company's Common Stock (the equivalent of 1007 shares after giving effect to the aforesaid stock splits), per unit (or an aggregate of 582,112 shares of the Company's Common Stock; the equivalent of 1,136,937 shares after giving effect to the aforesaid stock splits) at an exercise price of $0.01 per share.

         On May 21, 1997 the Board of Directors of the Company authorized the sale to Mr. Price of 364,066 shares of the Company's Series B Preferred Stock. The purpose of such shares was to provide Mr. Price with incentive to maximize shareholder value by permitting him to receive value from such shares if, among other things, the trading price of the Company's Common Stock during any ten consecutive trading days exceeded $15.00 per share (the equivalent of $7.68 per share after giving effect to the aforesaid stock splits). The trading price of the Company's Common Stock on May 21, 1997 was $9.375 per share (the equivalent of $4.80 per share after giving effect to such stock splits). On June 11, 1998, Mr. Price notified the Company that he was considering the exercise of his right to have redeemed by the Company such shares of Series B Preferred Stock. The trading price of such Common Stock on June 11, 1998 was $12. Under the provisions of the Series B Preferred Stock as originally approved by the Board of Directors, Mr. Price would have received a cash payment of $_____ in respect of such redemption. In order to avoid a significant cash payment to Mr. Price at a time when the Company had substantial indebtedness, Mr. Price and the Board agreed that in place of such cash payment the Company would issue _____ shares of its Common Stock to Mr. Price in exchange for his shares of Series B Preferred Stock, valuing such shares of Common Stock at $_____ for such purpose (the average trading price of such Common Stock during the ten consecutive trading days ended June 23, 1998).

                           PROPOSED AMENDMENTS TO THE
                     COMPANY'S 1992 LONG-TERM INCENTIVE PLAN

                                  (PROPOSAL 2)

                  On December 4, 1997, the Board of Directors of the Company approved an amendment to the Company's 1992 Long Term Incentive Plan (the "LTIP") increasing the number of shares of the Company's Common Stock which could be issued or used for reference purposes under the LTIP by 500,000 shares (the equivalent of 976,562 shares after giving effect to subsequent stock splits), and to permit awards under the LTIP to satisfy the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "U.S. Federal Income Tax Consequences." The principal reason for the Board's determination to increase the number of shares available under the LTIP was the acquisition of Palmer by the Company in October 1997 and the Board's belief that providing the former Palmer employees (as well as new employees of the continuing Palmer business and other employees of the Company) with stock based incentives would benefit the Company and its shareholders. On June __, 1998, 668,944 out of 992,491 shares covered by outstanding options granted under the LTIP (or 67% of such options) were held by employees of the continuing Palmer business. On June 11, 1998, the Board further amended certain aspects of the LTIP as described below (the LTIP as amended through such further amendments, the "Plan"). The amendments adopted pursuant to the Plan, including the aforesaid increase in the number or shares covered thereby, have been adopted subject to and conditioned upon shareholder approval.

PURPOSE

         The purpose of the Plan is to enable the Company to offer key employees of the Company and its designated subsidiaries performance-based stock incentives and other equity interests in the Company thereby attracting, retaining and rewarding such key employees, and strengthening the mutuality of interests between key employees and the Company's shareholders.

ADMINISTRATION

         The Plan will be administered by a committee of the Board of Directors (currently the Stock Option and Compensation Committee), consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 and Section 162(m) of the Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m) of the Code (the "Committee"). If no Committee exists, the functions of the Committee will be exercised by the Board of Directors. (Prior to the amendments proposed hereby, the LTIP was required to be administered by a committee of two or more "disinterested persons" within the meaning of prior Rule 16b-3.)

         The Committee has the full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the number of shares of Common Stock to be covered by each award, to prescribe the form of instruments evidencing awards and to make all other determinations and to take all such steps in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

         The terms and conditions of individual awards will be set forth in written agreements consistent with the Plan. Awards under the Plan may not be made on or after December 31, 2002, but awards granted prior to such date may extend beyond that date.

ELIGIBILITY AND TYPES OF AWARDS

         All employees of the Company and its designated subsidiaries are eligible to be granted non-qualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards under the Plan. In addition, employees of the Company or any designated subsidiary that qualify as "subsidiary corporation" (within the meaning of Section 424 of the Code) are eligible to be granted incentive stock options.

AVAILABLE SHARES

         After giving effect to the increase in the number of shares that may be issued under the Plan in accordance with the amendments proposed hereby, a maximum of 2,065,429 shares of Common Stock may be issued or used for reference purposes under the Plan, of which 992,491 shares are covered by outstanding stock options and 1,072,938 shares are currently available for issuance or use for reference purposes. On ______, 1998, the fair market value of a share of Common Stock was $_____.

         The maximum number of shares of Common Stock with respect to which an award may be granted under the Plan during any fiscal year of the Company to any individual will be 500,000 shares or, in the case of performance units, a maximum value at grant of $500,000 (the "Maximum Numbers"), except that the Maximum Numbers for an individual shall be increased (but not above a maximum of 750,000 shares or, in the case of performance units $750,000) for subsequent fiscal years to the extent that awards with respect to fewer than 500,000 shares or Performance Units with a value of $500,000 are made for such individual during any fiscal year. (Prior to the amendments proposed hereby, there were no limitations on individual awards.)

         The Committee may, in accordance with the term of the Plan, make appropriate adjustments to the number of shares of Common Stock available for the grant of awards and the terms of outstanding options and other awards to reflect any stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares (and certain other events affecting the Company's capital structure or business).

AWARDS UNDER THE PLAN

         Stock Options. The Plan authorizes the Committee to grant stock options
         -------------
to purchase shares of Common Stock. Options granted to employees of the Company or any designated subsidiary that qualifies as a "subsidiary corporation" (within the meaning of Section 424 of the Code) may be in the form of incentive stock options ("ISOs") or non-qualified stock options. Options granted to employees of any designated subsidiary that does not qualify as a "subsidiary corporation" may only be non-qualified stock options. The Committee will determine the number of shares of Common Stock subject to each option, the term of each option (which may not exceed ten years, or five years in the case of an ISO granted to a ten percent shareholder), the exercise price, any vesting schedule, and the other material terms of each option. No ISO may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an ISO granted to a ten percent shareholder, 110 percent of fair market value).

         Options will be exercisable at such times and subject to such terms as determined by the Committee at grant. The exercise price may, to the extent determined by the Committee, be paid in cash, in shares of Common Stock owned for at least six months or restricted stock, by a reduction in the number of shares issuable upon exercise of the option, or by such other method as is approved by the Committee. The Committee may at any time offer to buy an option previously granted on such terms as the Committee shall establish.

         Stock Appreciation Rights. The Plan authorizes the Committee to grant
         -------------------------
stock appreciation rights ("SARs") either with a stock option ("Tandem SAR") or independent of a stock option ("Non-Tandem SARs"). A SAR is a right to receive a payment either in cash or Common Stock equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share of the SAR. The exercise price of a SAR will be the exercise price of the related option in the case of a Tandem SAR and will be the fair market value of the Common Stock on the date of grant in the case of a Non-Tandem SAR.

         A Tandem SAR generally may be exercised only at such times and to the extent the related option is exercisable and is exercised by surrendering the same portion of the option. A Tandem SAR expires upon the termination of the related option.

         A Non-Tandem SAR will be exercisable as provided by the Committee, will have such other terms and conditions as the Committee may determine, and may have a term no longer than ten years from its date of grant.

         Restricted Stock. The Plan authorizes the Committee to award shares of
         ----------------
restricted stock. Recipients of restricted stock enter into an agreement with the Company subjecting the shares to restrictions and providing the criteria or dates on which such restrictions lapse. Within these limits, based on service, attainment of objective performance goals, and such other factors as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions.

         If the lapse of the restriction is based on the attainment of objective performance goals, the Committee will establish the performance goals and the applicable vesting percentage for the restricted stock. These performance goals will be based on one or more of the following criteria ("Performance Criteria"):(i) the attainment of certain target levels of, or a percentage increase in, cash flow, EBITDA, earnings per share, after-tax or pre-tax profits, revenue or subscribers of the Company including, without limitation, those attributable to continuing and/or other operations of the Company (or in any case a subsidiary, division, or other operational unit of the Company); or
(ii) the attainment of certain target levels in the value of the Company's Common Stock. Such Performance Criteria may be based upon the attainment of performance relative to the performance of other corporations.

         Performance Shares and Performance Units. The Plan authorizes the
         ----------------------------------------
Committee to grant performance shares to employees entitling them to receive a fixed number of shares of Common Stock or the cash equivalent, as determined by the Committee, upon the attainment of Performance Criteria. The Committee may also grant performance units to employees entitling them to receive a value payable in cash or shares of Common Stock, as determined by the Committee, upon the attainment of Performance Criteria.

         Other Stock-Based Awards. The Plan authorizes the Committee to grant
         ------------------------
awards of Common Stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock and may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, restricted stock, performance shares or performance units.

CHANGE IN CONTROL

         Unless determined otherwise by the Committee at the time of grant, upon a change in control of the Company (as defined in the Plan), all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award will immediately lapse and any unvested awards will automatically become fully vested and immediately exercisable in their entirety. Notwithstanding the foregoing, in the event any benefits to a participant under the Plan, either alone or together with any payments or benefits provided outside of the Plan by the Company, would, in the Board of Director's opinion, be deemed "parachute payments" under Section 280G of the Code, the benefits under the Plan shall be reduced to the extent necessary are so that no portion of the benefits shall be considered "excess parachute payments."

AMENDMENT AND TERMINATION

         Notwithstanding any other provision of the Plan, the Board may at any time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant and, provided further, without the approval of the shareholders of the Company in accordance with the laws of the State of New York, to the extent required under Section 162(m) of the Code, or to the extent applicable to ISO's, Section 422 of the Code, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan; (ii) increase the maximum individual participant share limitations for a fiscal year; (iii) change the classification of employees eligible to receive awards under the Plan; (iv) decrease the minimum exercise price of any stock option or SAR; (v) extend the maximum option term; (vi) materially alter the Performance Criteria for the award of restricted stock, performance units or performance shares; or (vii) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to incentive stock options, Section 422 of the Code.

U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the principal U.S. federal income tax consequences with respect to options under the Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

         Incentive Stock Options. Under current federal income tax laws, the
         -----------------------
grant or exercise of an ISO generally has no income tax consequences for the optionee or the Company. However, the amount by which the fair market value of the Common Stock acquired pursuant to the exercise of an ISO exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. The sale of Common Stock received pursuant to the exercise of an option which satisfied all of the ISO requirements, as well as the holding period requirement described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on the sale and the exercise price. To receive ISO treatment, an optionee must be an employee of the Company (or any "subsidiary") at all times during the period beginning on the date of the grant of the ISO and ending on the day three months before the date of exercise, and the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted, or (ii) within one year after the date of exercise. If the disposition of the shares is made more than 18 months after the date of the exercise of the ISO, the optionee will be taxed at the lowest rate applicable to capital gains for such individual. The Company will not be entitled to a tax deduction upon the exercise of an ISO, nor upon a subsequent disposition of the shares of Common Stock, unless the disposition occurs prior to the expiration of the holding period described above.

         In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the Common Stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of either holding period described above, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

         Non-Qualified Stock Options. In general, an optionee will recognize no
         ---------------------------
taxable income upon the grant of a non-qualified stock option and the Company will not receive a deduction at the time of such grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the common stock. In addition, any officers of the Company subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

         Section 162(m) of the Code. Section 162(m) of the Code denies a
         --------------------------
deduction to any publicly held corporation for compensation paid to certain "covered employees" in its taxable year to the extent that such compensation exceeds $1,000,000. "Covered employees" are a Company's chief executive officer on the last day of the taxable year and any other individual whose compensation is required to be reported to shareholders in its proxy statement under the Exchange Act by reason of being among the four most highly compensated officers for the taxable year and who are employed on the last day of the taxable year. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on preestablished performance goals established by a compensation committee that is comprised solely of two or more "outside directors", is not considered in determining whether a "covered employee's" compensation exceeds $1,000,000. It is intended that certain awards under the Plan will satisfy these requirements so that the income recognized in connection with awards will not be included in a "covered employee's" compensation for the purpose of determining whether such individual's compensation exceeds $1,000,000.

         The Plan. The Plan is not subject to any of the requirements of the
         --------
Employee Retirement Income Security Act of 1974, as amended and is not, nor is it intended to be, qualified under Section 401(a) of the Code.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE 1992 LONG TERM INCENTIVE PLAN IN ORDER TO ENABLE THE COMPANY TO CONTINUE TO OFFER LONG-TERM STOCK INCENTIVE TO ITS EMPLOYEES.

               PROPOSED RETURN TO A CLASSIFIED BOARD OF DIRECTORS
                                  (PROPOSAL 3)

         Prior to 1996, the Company's Certificate of Incorporation contained a provision (which automatically expired by its terms at the end of 1995) for a classified Board of Directors with each class of directors elected for a staggered three-year term. At the time such classified Board provision expired, the New York Business Corporation Law required a classified board to have a minimum of nine directors; the Board currently has three directors. Since the Company's management believed that the Company could be adequately managed by a smaller board, and that the expense and inconvenience of a larger board outweighed the benefits of a classified board of directors, management ultimately determined (after initially proposing continuation of a classified Board) not to recommend to the Company's shareholders in 1995 continuation of a classified board, and the Company's shareholders voted against retention of a classified board. The New York Business Corporation Law has since been amended, however, effective February 1998, to permit a classified board with fewer than three directors in each class. The Board wishes to take advantage of such amendment to the Business Corporation Law by submitting to the Company's shareholders an amendment to the Certificate of Incorporation (the "Classified Board Amendment") to divide the Company's Board of Directors into three classes serving staggered three-year terms as had been the case prior to 1996.

         The Classified Board Amendment would provide for the classification of the Company's Board of Directors into three separate classes as nearly equal in number as possible (initially having one director in each class), with one class being elected each year to serve a staggered three-year term. If the Classified Board Amendment is approved by the shareholders, members of each class would be elected at the 1998 Annual Meeting, with the directors initially elected in Class A (i.e., Mr. Cadgene), Class B (i.e, Mr. Price) and Class C (i.e., Mr. Ellsworth) serving until the annual meetings of shareholders in 1999, 2000 and 2001, respectively. The directors elected at such subsequent annual meetings would serve for three-year terms. Any vacancy on the Board could be filled only by the Board itself; the term of any director elected to fill a vacancy would expire at the next meeting of shareholders at which the election of directors is in the regular order of business.

         The Classified Board Amendment would also amend the Company's Certificate of Incorporation to provide for a Board of Directors consisting of not less than three nor more than ten directors (rather than not less than five nor more than ten as is currently the case), with the actual number of directors being set from time to time by resolution of the Board. Only three directors currently serve on the Board of Directors, and the Company does not believe that adding directors is necessary or desirable at this time. Under the New York Business Corporation Law and the Company's Certificate of Incorporation, the presence of all three directors is currently required to constitute a quorum for the purpose of holding meetings of the Board of Directors. If the proposed amendment is adopted, the presence of two directors will constitute a quorum, thereby increasing the Board of Directors' ability to conduct business on a timely basis.

         In order to prevent the purposes underlying the Classified Board Amendment from being circumvented, the Classified Board Amendment would also require that provisions of the Company's By-laws relating to the directors or the Board of Directors or meetings of shareholders be adopted, amended or repealed only by the affirmative vote of either (a) a majority of the directors present at the time of the vote, if a quorum is present at such time (or by the unanimous written consent of the directors); or (b) 66 2/3% of the votes of all outstanding shares entitled to vote thereon, voting together as a single class. Under the Business Corporation Law and the Company's current Certificate of Incorporation, By-law provisions may, in general, be adopted, amended or repealed by the vote of directors set forth above or by a majority of the votes of the shares entitled to vote on the election of directors, which voting provisions would continue to govern with respect to provisions of the Company's By-laws other than those relating to the Board of Directors or meetings of shareholders.

         The Board of Directors believes that classification of the Board of Directors would promote continuity of Board membership and stability of the Company's management and policies and would help the Company to retain the services of experienced directors for more than the current one year term. Although the Board of Directors is not aware of, and has not in the past encountered, difficulties with respect to continuity and stability, the Board of Directors believes a classified board would decrease the likelihood of such difficulties in the future. Two annual elections would, in general, be required to replace a majority of a classified Board of Directors and effect a forced change in the business of the Company. The proposed amendment may therefore discourage an individual or entity from acquiring a significant position in the stock of the Company with the intention of obtaining rapid control of the Board of Directors.

         The Classified Board Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. If adopted, the Classified Board Amendment could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The Classified Board Amendment would also make more difficult a proxy contest or the assumption of control of the Company by a holder of a substantial block of the Company's outstanding shares or the removal of incumbent directors or the change of control of the Board of Directors and could thus have the effect of entrenching incumbent management. In the view of the Board of Directors, however, the Classified Board Amendment would help ensure that the Board of Directors and management, if confronted by a surprise proposal from a third party who had acquired a block of the Company's stock, would have time to review the proposal and appropriate alternatives to the proposal and possibly to attempt to negotiate a better transaction. The Board of Directors believes the Classified Board Amendment would reduce the possibility that a third party could effect a sudden or surprise change in control of the Board of Directors without the support of the then incumbent Board of Directors.

         By raising the shareholder vote required to adopt, amend or repeal provisions of the By-laws relating to the Board of Directors or meetings of shareholders, shareholders would have more difficulty in taking such actions. At present, Robert Price holds shares with approximately ___% of the voting power of all outstanding shares.

         The Board of Directors has unanimously approved the Classified Board Amendment and is asking shareholders to consider and adopt such Amendment to discourage undesirable forced transactions that involve an actual or threatened change of control of the Company. The Classified Board Amendment is designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal. The Board of Directors believes that the Classified Board Amendment would encourage any person intending to attempt such a takeover or restructuring to try first to negotiate with the Board and management of the Company and that the Board and management would therefore be better able to protect the interest of all shareholders.

         The Classified Board Amendment would reduce the minimum number of directors to three; consequently, if Proposal 3 is adopted, the Board of Directors will consist of not less than three nor more than ten directors (rather than not less than five nor more than ten as is currently the case) regardless of whether Proposal 3 set forth above is adopted.

         The foregoing summary description of the Classified Board Amendment is not intended to be complete and is qualified in its entirety by reference to Exhibit A, which contains the complete text of the Classified Board Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

                            SHAREHOLDERS' PROPOSALS

         Proposals of shareholders to be presented at the annual meeting to be held in 1999 must be received for inclusion in the Company's proxy statement and form of proxy by _____________, 1998.

                                    GENERAL

         Arthur Andersen & Co. has been engaged as the Company's independent auditors for 1998. A representative of Arthur Andersen & Co. is expected to be present at the Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to respond to appropriate questions.

         The entire cost of soliciting proxies hereunder will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not be compensated for their services.

         The Company intends to furnish its shareholders an annual report containing audited financial statements. SHAREHOLDERS WHO WOULD LIKE A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES EXCHANGE COMMISSION MAY OBTAIN ONE, WITHOUT CHARGE, BY WRITING TO: KIM I. PRESSMAN, SECRETARY, PRICE COMMUNICATIONS CORPORATION, 45 ROCKEFELLER PLAZA, SUITE 3200, NEW YORK, NEW YORK 10020.

New York, New York
July 15, 1998

                                                                       EXHIBIT A


                      PROPOSED AMENDMENTS TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

                  Article NINTH is hereby deleted in its entirety and the following is hereby substituted for it:

                  (a) The number of directors constituting the entire Board of Directors of the Corporation shall be not less than three (3) and not more than ten (10), with the actual number of directors being set form time to time by resolution of the Board.

                  (b) The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The classes shall be designated as Class A, Class B and Class C. The term of office of the initial Class A director(s) shall expire at the 1999 annual meeting of shareholders; that of the initial Class B director(s) at the 2000 annual meeting of shareholders; and that of the initial Class C director(s) at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall be elected by a plurality of votes cast at the annual meeting of shareholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, may be filled only by the Board of Directors of the Corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum). A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor shall have been elected and shall qualify.

                  (c) Directors may be removed by vote of the shareholders for cause.

                  Article TENTH is hereby amended by adding the following sentence at the end thereof:

                  Provisions of the By-laws of the Corporation relating to directors or the Board of Directors and meetings of shareholders may be adopted, amended or repealed only by the affirmative vote of either (a) majority of the directors present at the time of the vote, if a quorum is present at such time (or by the unanimous written consent of the directors); or (b) 662/3% of the votes of all outstanding shares entitled to vote thereon, voting together as a single class.

PROXY
-----

                        PRICE COMMUNICATIONS CORPORATION
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                         ANNUAL MEETING OF SHAREHOLDERS

                  The undersigned hereby appoints Robert Price and Kim I. Pressman and each of them, with full power of substitution, proxies of the undersigned, to vote all shares of Common Stock of Price Communications Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Thursday, August 13, 1998, at 10:00 o'clock a.m., Eastern Daylight Savings Time, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 and at any adjournments thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                  This Proxy, when properly executed and returned, will be voted in the manner directed below. If no direction is made, this Proxy will be voted FOR all nominees and FOR each proposal.

The Board of Directors recommends votes FOR the election of all nominees and FOR each Proposal.

(1)      Election of Directors:
         ____ FOR ALL NOMINEES LISTED (Except as marked below to the contrary)
         ____ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
         (Instructions: To withhold authority to vote for any individual nominee, write such name(s) in the space provided below.)
         NOMINEES: Robert Price    George H. Cadgene     Robert F. Ellsworth

         Withholding authority for:  ________________________________________

(2) Proposal to approve amendments to the 1992 Long Term Incentive Plan, including an increase in the number of shares that may be issued thereunder, in order to enable the Company to continue to offer long-term stock incentive to employees.

                  |_|     For               |_|     Against   |_|     Abstain

(3) Proposal to amend the Company's Certificate of Incorporation to return to a classified Board of Directors.

                  |_|     For               |_|     Against   |_|     Abstain

(4) In their discretion, on any other matters properly coming before the meeting or any adjournments thereof.

         If no direction is made, this Proxy will be voted FOR all nominees listed above and FOR each Proposal.

         _____________________________________ Dated:  ___________________, 1998
         SIGNATURE(S) OF SHAREHOLDERS(S)
         Please sign above exactly as your name or names appear hereon. If shares are registered in more than one name, each joint owner or fiduciary should sign. When signing as executor, administrator, personal representative, attorney, agent, trustee or guardian, please give full title as such.